NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

THIS DEBENTURE/NOTE IS SUBJECT TO THE TERMS AND PROVISIONS OF THE SUBORDINATION AGREEMENT EXECUTED BY THE PAYEE IN FAVOR OF THE CIT GROUP/COMMERCIAL SERVICES, INC.

Date of Issuance: June 21, 2007

$_________

12.0% SUBORDINATED CONVERTIBLE DEBENTURE
DUE December 31, 2009

     THIS DEBENTURE is a duly authorized and issued 12.0% Subordinated Convertible Debenture of Nitches, Inc., a California corporation, having a principal place of business 10280 Camino Sante Fe, San Diego, California, 92121 (the “Company”), designated as its 12.0% Subordinated Convertible Debenture, due December 31, 2009 (the “Debenture”).

     FOR VALUE RECEIVED, the Company promises to pay to ________________, or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of _______________________ on or prior to the Maturity Date (as defined herein), and to pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture at the rate of 12.0% per annum, payable quarterly on February 28, May 31, August 31 and November 30, beginning on the first such date after the Original Issue Date and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”), in cash, so long as such payment shall not violate the terms of any provisions of the debt instruments and agreements with the holders of the Company’s Senior Debt.

     Interest shall be calculated on the basis of a 365-day year and shall accrue daily commencing on the Original Issue Date until payment in full has been made of the principal amount of this Debenture, together with all accrued and unpaid interest and other amounts which may become due hereunder. Interest shall cease to accrue with respect to any principal amount that has been converted or otherwise paid, provided that in the case of a conversion the Company in fact delivers the Underlying Shares within the time period required by Section 4(c)(ii). Interest hereunder shall be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the “Debenture Register”).

     This Debenture is subject to the following additional provisions:

     SECTION 1. DEFINITIONS. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

          “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which money center banking institutions in the State of New York are authorized or required by law or other government action to close.

          “Collateral” shall have the meaning set forth in Section 5(b) hereof.

          “Commission” means the Securities and Exchange Commission.

          “Common Stock” means the common stock, no par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

          “Common Stock Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exerciseable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

          “Conversion Date” shall have the meaning set forth in Section 4(a) hereof.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general, except to the extent the Company is affected thereby to a disproportionately greater extent than other Persons in the Company’s industry; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates, except to the extent the Company is affected thereby to a disproportionately greater extent than other Persons in such industry; (iii) the effect of any action taken by Purchaser or its Affiliates (provided such action was without the participation or consent of the Company) with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries; (iv) the effect of any changes in applicable laws or accounting rules to the extent such changes affect and are made applicable to and imposed upon substantially all Persons operating in the Company’s industry; (v) any effect resulting from the public announcement of the transactions contemplated by this

Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; and (vi) the indirect or consequential effect of any generally applicable change arising in connection with earthquakes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such earthquakes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, except to the extent the Company is affected thereby to a disproportionately greater extent than other Persons in the Company’s industry.

          “Excepted Issuance” shall have the meaning set forth in Section 4(e)(vi)(C).

          “Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (iii) all obligations as a lessee under capital leases, (iv) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), and (v) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (iv) above.

          “Material Adverse Effect” means a state of fact, occurrence, change or effect that has or is reasonably likely to have or result in a material adverse effect on (i) the legality, validity or enforceability of any Transaction Document, (ii) the results of operations, assets, business, or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) the Company’s ability to perform its obligations under any Transaction Document; provided, however, that, in determining whether there has been a Material Adverse Effect, any effect resulting from an Excluded Matter shall be disregarded.

          “Maturity Date” shall mean December 31, 2009 at which time the Holder shall elect to (i) provide the Company with a Conversion Notice for the remaining outstanding principal amount of the Debenture or (ii) demand that the Company promptly repay the remaining outstanding principal amount of the Debenture in cash.

          “Optional Cash Redemption Amount” shall mean the sum of (i) 110% of that portion of the principal amount of the Debenture being redeemed pursuant to Section 4(h), (ii) accrued but unpaid interest on such portion and (iii) all liquidated damages and other amounts due in respect of the Debenture.

          “Optional Cash Redemption Date” shall have the meaning set forth in Section 4(h).

          “Optional Cash Redemption Notice” shall have the meaning set forth in Section 4(h).

          “Optional Cash Redemption Notice Date” shall have the meaning set forth in Section 4(h).

          “Optional Common Stock Redemption Amount” shall have the meaning set forth in Section 4(j).

          “Optional Common Stock Redemption Date” shall have the meaning set forth in Section 4(j).

          “Optional Common Stock Redemption Notice” shall have the meaning set forth in Section 4(j).

          “Optional Common Stock Redemption Notice Date” shall have the meaning set forth in Section 4(j).

          “Original Issue Date” shall mean the date of the first issuance of the Debenture regardless of the number of transfers of the Debenture and regardless of the number of instruments which may be issued to evidence the Debenture.

          “Permitted Indebtedness” means (i) Indebtedness evidenced by this Debenture and the other Transaction Documents, (ii) Indebtedness existing as of the date hereof as disclosed in financial statements provided to Holder or disclosed in the SEC Reports, (iii) the Senior Debt and refinancings, renewals, or extensions thereof (and the continuance or renewal of any Permitted Liens associated therewith) on substantially similar commercial terms (iv) Indebtedness secured by Permitted Liens, (v) Indebtedness arising from the purchase or lease of equipment, inventory or other property incurred in the ordinary course of business consistent with past practice, (vi) Indebtedness arising from the endorsement of instruments or other payment items for deposit, (vii) Indebtedness to trade and other creditors incurred in the ordinary course of business consistent with past practice, (viii) Indebtedness for insurance premium financings, (ix) indebtedness evidenced by performance or payment bonds or similar items issues in the ordinary course of business or reimbursement obligations in respect thereof, (x) Indebtedness evidenced by a letter of credit or other financing associated with claims for worker-related injuries, (xi) Indebtedness for bank overdrafts incurred in the ordinary course of business that are promptly repaid, (xii) Indebtedness to Subsidiaries, (xiii) Indebtedness for capitalized lease obligations, (xiv) Indebtedness incurred in connection with litigation or claims, and (xv) Indebtedness under real estate leases; provided, however, that with regard to items (xiii) through (xiv) above, Permitted Indebtedness shall not exceed $250,000 for each type of Indebtedness described in each such item and shall not exceed $500,000 in the aggregate.

          “Permitted Liens” means (i) statutory liens for taxes, assessments and other governmental charges which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law Liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and other like liens, (v) restrictions on transfer of securities imposed by applicable state and federal securities laws, (vi) any other encumbrance or Lien affecting any asset which does not materially impede or otherwise affect the ownership or operation of such asset, (vii) liens resulting from a filing by a lessor as a precautionary filing for a true lease, (viii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds an other obligations of a like nature incurred in the ordinary course of business, (ix) vendor’s Liens to secure payment, (x) rights or claims of customers or tenants under licenses or leases; or (xi) Liens securing Senior Debt, (xii) Liens described in the financing statements filed as of the date hereof, (xiii) Liens existing on property at the time of its acquisition and the proceeds of such property, (xiv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Permitted Liens so long as the terms and conditions of such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the indebtedness so refinanced, renewed, or extended, excluding any extension, renewal or refinancing of the Senior Debt (xv) Liens to secure capitalized expenditures, (xvi) Liens on insurance policies and proceeds to secure the financing of the premiums thereunder, or (xvii) Liens or rights of setoff of a customary nature on bank, brokerage or similar accounts or on negotiable instruments incurred in the ordinary course of business.

          “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          “Purchase Agreement” means the Securities Purchase Agreement, dated as of June 21, 2007, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Set Price” shall have the meaning set forth in Section 4(d).

          “Senior Debt” shall be all of the Indebtedness owed to the CIT Group by the Company as described in the Intercreditor Agreement, of even date herewith among the Company, the Holder and the CIT Group/Commercial Services, Inc., together with interest fees and other charges thereon.

          “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

          “Trading Market” means, as applicable, the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board.

          “Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

          “Underlying Shares” means the shares of Common Stock issuable upon conversion of the Debenture or as payment of interest in accordance with the terms hereof.

          “Underlying Shares Registration Statement” means a registration statement meeting the requirements set forth in the Purchase Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

          “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchaser and reasonably acceptable to the Company.

     SECTION 2. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

     SECTION 3. EVENTS OF DEFAULT.

     a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

     (i) any default in the payment of the principal of, interest on, or liquidated damages in respect of, the Debenture, as and when the same shall become due and payable (whether on an Interest Payment Date or the Maturity Date or by acceleration or otherwise) which default is not cured, if possible to cure, within 3 Business Days of written notice of such default sent by the Holder to the Company; provided, that no notice need be given, nor any period allowed for cure, in the case of the failure to pay principal plus accrued interest on the Maturity Date;

     (ii) any representation, warranty or statement made by the Company or any of its Subsidiaries in the Transaction Documents shall be untrue or incorrect in any material respect as of the date when made or deemed made;

     (iii) the Company or any of its Subsidiaries shall commence a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary thereof; or there is commenced against the Company or any Subsidiary thereof any such bankruptcy, insolvency or other above referred to proceeding which remains undismissed or unstayed for a period of 60 days; or any order of relief or other order approving any such bankruptcy case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged, unstayed, undismissed or unbonded for a period of 60 days; or the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due;

     (iv) the holder of a Lien in exercise of its creditor remedies upon default takes possession of all or any part of the Company or any Subsidiary’s property having a value in excess of $250,000, except where the same is stayed, bonded or otherwise reasonable reserved for;

     (v) the Company receives an order ceasing, suspending or prohibiting trading in any securities of the Company from any stock exchange or securities regulatory authority having jurisdiction that is not remedied prior to two weeks following the receipt of such order;

     (vi) the Company shall fail to observe or perform in any material respect any financial covenant contained in any of the Transaction Documents;

     (vii) any event occurs which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or termination of both the Company’s Chief Executive Officer and President occurs;

     (viii) the Company incurs any additional Indebtedness that would (i) rank pari passu or senior to this Debenture in priority of payment or (ii) that is secured by any of the Company’s assets (other than Permitted Liens), except in each case for Permitted Indebtedness; or

     (ix) the Company no longer maintains a listing on a Trading Market.

     b) If any Event of Default occurs and is continuing, the Holder may notify the Company at any time on or after the Event of Default that an Event of Default has occurred and (i) demand in writing that the Company remedy the Event of Default within 30 days or (ii) demand in writing that all amounts due under this Debenture, together with interest and other amounts owing in respect thereof to the date of acceleration, shall become immediately due and payable in cash if not paid within such 30 days. Interest shall accrue on the amounts due from the day of the Event of Default through the date of cure or prepayment in full thereof in an amount equal to 1.5% per month, to accrue daily from the date of the Event of Default through and including the date of payment or cure. This Debenture, if the full prepayment price hereunder shall have been paid or converted in accordance herewith, shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind (except as expressly provided herein or in the Transaction Documents). Such declaration may be rescinded and annulled by Holder at any time prior to payment or cure hereunder and the Holder shall have all rights as a Debenture holder until such time, if any, as the full payment under this Section shall have been received by it or cure occurred. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Company shall pay within 10 days of demand all reasonable costs and expenses incurred, including, but not limited to, legal fees, and fees charged to and by the Holder in connection with obtaining or discharging this Debenture and in exercising any remedy under this Debenture upon the occurrence of an Event of Default.

     SECTION 4. CONVERSION.

     a) Voluntary Conversion. At any time after the Original Issue Date, this Debenture shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in Section 4(b) hereof). The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as ANNEX A (a “Notice of Conversion”), specifying therein the principal amount of the Debenture to be converted and the date on which such conversion is to be effected (a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is received by the Company. To effect conversions hereunder, the Holder shall not be required to physically surrender the Debenture to the Company unless the entire principal amount of this Debenture plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions. The Company shall deliver any objection to any Notice of Conversion within three Business Days of receipt of such notice. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

     b) Conversion Limitation. The Company shall not effect any conversion of this Debenture, and the Holder shall not have the right to convert any portion of this Debenture, pursuant to Section 4(a) or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Debenture beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, the Debenture or the Warrant) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this section applies, the determination of whether this Debenture is convertible (in relation to other securities owned by the Holder) and of which a portion of this Debenture is convertible shall be in the reasonable discretion of the Holder. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 4(b), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 4(b) may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior written notice to the Company, and the provisions of this Section 4(b) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

     In addition, the Company shall not effect any conversion of this Debenture, and the Holder shall not have the right to convert any portion of this Debenture, pursuant to Section 4(a) or otherwise, to the extent that after giving effect to such conversion of this Debenture, and the exercise of the Warrant issued under the Purchase Agreement, the Company will have issued in the aggregate a number of shares of its Common Stock that is 19.9% or more of the number of outstanding shares of the Common Stock.

     c) Mechanics of Conversion.

     (i) Underlying Shares Issuable Upon Conversion of Principal Amount. The number of shares of Common Stock issuable upon a conversion shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted by (y) the Set Price.

     (ii) Delivery of Certificate Upon Conversion. Not later than five Trading Days after any Conversion Date, the Company will deliver to the Holder a certificate or certificates representing the Underlying Shares which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of the Debenture (including, if so timely elected by the Company, shares of Common Stock representing the payment of accrued interest) and (B) a bank check in the amount of accrued and unpaid interest (if the Company is required to pay accrued interest in cash). The Company shall, if available and if allowed under applicable securities laws, use its reasonable commercial efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the principal amount of the Debenture tendered for conversion.

     (iii) Obligation Absolute; Partial Liquidated Damages. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(c)(ii) by the fifth Trading Day after the Conversion Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $2,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day after five Trading Days after such damages begin to accrue) for each Trading Day after such fifth Trading Day until such certificates are delivered or unless and until the conversion is rescinded. The Company’s obligations to issue and deliver the Underlying Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares; provided, however, such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.

     (iv) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(c)(ii) by the fifth Trading Day after the Conversion Date, and if after such fifth Trading Day the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a “Buy-in”), then the Company shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder anticipated receiving from the conversion at issue multiplied by (2) the actual sale price of the Common Stock at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation and (B) at the option of the Holder, either reissue the Debenture in principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its delivery requirements under Section 4(c)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of the Debenture with respect to which the actual sale price of the Underlying Shares at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In. Notwithstanding anything contained herein to the contrary, if a Holder requires the Company to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Company timely pays in full such payment, the Company shall not be required to pay the Holder liquidated damages under Section 4(c)(iii) in respect of the certificates resulting in such Buy-In.

     (v) Reservation of Shares Issuable. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Debenture and payment of interest on the Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 4(b)) upon the conversion of the outstanding principal amount of the Debenture and payment of interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement is

then effective under the Securities Act, registered for public sale in accordance with such Underlying Shares Registration Statement.

     (vi) Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Company elects not, or is unable, to make such cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     (vii) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax levied by a jurisdiction or taxing authority outside of the United States or that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     d) Conversion Price. The conversion price in effect on any Conversion Date shall be equal $4.12 (subject to adjustment herein) (the “Set Price”).

     e) Certain Adjustments.

     (i) Stock Dividends and Stock Splits. If the Company, at any time while the Debenture is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Debenture, including as interest thereon), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

     (ii) Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Debenture is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Set Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Set Price, such issuance shall be deemed to have occurred for less than the Set Price on such date of the Dilutive Issuance), then, the Set Price shall be reduced and only reduced to equal the Base Share Price and the number of Underlying Shares issuable hereunder shall be increased such that the aggregate Set Price payable hereunder, after taking into account the decrease in the Set Price, shall be equal to the aggregate Set Price prior to such adjustment. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 4(e)(ii) in respect of an Excepted Issuance. The Company shall use commercially reasonable efforts to promptly notify the Holder in writing, following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4(e)(ii), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Underlying Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Conversion.

     (iii) Subsequent Rights Offerings. If the Company, at any time while the Debenture is outstanding, after failing to deliver notice to Holder in accordance with Section 4(g)(ii) hereof (Notice to Allow Conversion by Holder), shall issue rights, options or warrants to all holders of Common Stock (and not to Holder) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP at the record date mentioned below, then the Set Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants, plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

     (iv) Pro Rata Distributions. If the Company, at any time while this Debenture is outstanding, after failing to deliver notice to Holder in accordance with Section 4(g)(ii) hereof (Notice to Allow Conversion by Holder), shall distribute to all holders of Common Stock (and not to Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Set Price shall be adjusted by multiplying the Set Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above (if the VWAP shall then be determinable and otherwise the fair market value per share as determined by the Board of Directors in good faith), and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

     (v) Fundamental Transaction. If, at any time while this Debenture is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person (other than a merger the sole purpose of which is to change the state of incorporation of the Company), (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then immediately prior to the closing of such Fundamental Transaction this Debenture shall be canceled and the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Set Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Set Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture in connection with such Fundamental Transaction.

     (vi) For purposes of determining the adjusted Set Price under Section 4(e)(ii) hereof, the following will be applicable:

     (A) Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of any Common Stock Equivalent; or (iii) the rate at which any Common Stock Equivalents are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Set Price in effect at the time of such change will be readjusted to the Set Price which would have been in effect at such time had such Options or Common Stock Equivalents still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

     (B) Calculation of Consideration Received. If any Common Stock, Options or Common Stock Equivalents are issued, granted or sold for cash, the consideration received therefor for purposes of this Debenture will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the fair market value (closing bid price, if traded on any market) thereof as of the date of receipt. In case any Common Stock, Options or Common Stock Equivalents are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Common Stock Equivalent, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Company and reasonably acceptable to the holder hereof, with the costs of such appraisal to be borne by the Company.

     (C) Excepted Issuances. Notwithstanding the foregoing, no adjustment will be made under Section 4(e)(ii) in respect of (1) the granting or exercise of options to employees, officers, consultants and directors of the Company pursuant to any stock option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (2) the conversion of the Debenture or the conversion or exercise of any other security issued by the Company in connection with the offer and sale of the Company’s securities pursuant to the Purchase Agreement, (3) the amendment, exercise, conversion or redemption of any Common Stock Equivalent or Options issued and outstanding on the Original Issue Date, (4) the payment of interest on any Senior Debt in shares of the Company’s Common Stock, (5) the issuance of any shares or Common Stock Equivalent pursuant to the terms of any convertible securities issued and outstanding on the Original Issue Date, (6) the issuance of securities in connection with acquisitions, leasing arrangements, collaborations, licensing arrangements or strategic investments, the primary purpose of which is not to raise capital, or (7) securities issued in connection with any stock split or stock dividend or pursuant to the Company’s shareholder rights plan (each, an “Excepted Issuance”).

     f) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) outstanding.

     g) Notice to the Holder.

     (i) Adjustment to Set Price. Whenever the Set Price is adjusted pursuant to Section 4(e), the Company shall promptly mail to the Holder a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Company issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction.

     (ii) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the

Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Debenture, and shall cause to be mailed to the Holder at its last address as it shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Debenture during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

     h) Optional Cash Redemption at Election of Company. Subject to the provisions of this Section 4(h), at any time after the Original Issue Date, the Company may deliver a notice to the Holder (an “Optional Cash Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Cash Redemption Notice Date”) of its irrevocable election to redeem the then outstanding Debenture, in whole or in part, for an amount, in cash, equal to the Optional Cash Redemption Amount on the tenth Trading Day following the Optional Cash Redemption Notice Date (such date, the “Optional Cash Redemption Date” and such redemption, the “Optional Cash Redemption”). The Optional Cash Redemption Amount is due in full on the Optional Cash Redemption Date. The Company covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Cash Redemption Notice through the date the Optional Cash Redemption Amount is paid in full.

     i) Redemption Procedure. The payment of cash pursuant to an Optional Cash Redemption shall be made on the Optional Cash Redemption Date. If any portion of the cash payment for an Optional Cash Redemption shall not be paid by the Company by the respective due date, interest shall accrue thereon at the rate of 1.5% per month (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Optional Cash Redemption Amount is paid in full. The Holder may elect to convert the outstanding principal amount of the Debenture pursuant to Section 4 prior to actual payment in cash for any redemption under this Section 4 by fax delivery of a Notice of Conversion to the Company.

     j) Optional Common Stock Redemption at Election of Company. At any time after the Effective Date, the Company may deliver written notice to the Holder (an “Optional Common Stock Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Common Stock Redemption Notice Date”) of its irrevocable election to redeem part of the then outstanding Debenture for an amount in Common Stock (the “Optional Common Stock Redemption Amount”) on the twelfth Trading Day following the Optional Common Stock Redemption Notice Date (such date, the “Optional Common Stock Redemption Date” and such redemption, the “Optional Common Stock Redemption”). The amount of Common Stock to be issued will be calculated based on the amount of the then outstanding Debenture divided by the lesser of (i) the Set Price or (ii) a 15% discount to the VWAP for the 10 Trading Days following the Optional Common Stock Redemption Notice Date. The Optional Common Stock Redemption Amount shall be subject to the following maximum limits:

Stock Price on Optional Common Stock	Maximum Optional Common Stock
Redemption Notice Date	Redemption Amount

Above $9	$1,500,000

$8 - $8.99	$1,150,000

$7 - $7.99	$1,000,000

$6 - $6.99	$850,000

$5 – $5.99	$700,000

$4 - $4.99	$550,000

$3 - $3.99	$400,000

$2 - $2.99	$250,000

Under $2	Nil

Two Trading Days following the Optional Common Stock Redemption Date the Company shall cause the number of shares calculated under this Section 4(j) to be delivered to the Holder and the Debenture principal shall be reduced by the Optional Common Stock Redemption Amount.

     k) Limitation on Optional Common Stock Redemption. The Company may not deliver an Optional Common Stock Redemption Notice for a minimum of ten Trading Days subsequent to an Optional Common Stock Redemption Date or delivery of a Notice of Conversion; provided, however, the Holder may waive such limitation in its sole discretion.

     l) Mandatory Conversion. At any time after the Effective Date, the Company shall have the right to require the Holder to convert the outstanding principal amount of the Debenture and any accrued interest thereon and other amounts owing to the Holder under the Debenture into Common Stock if the VWAP equals or exceeds 200% of the then applicable Set Price for a period of 20 consecutive Trading Days. Such request must be made in writing to the Holder. The “Conversion Date” for these purposes shall be deemed to occur on the third Trading Day following the notice.

     l) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number (858) 625-0746, ATTN: President or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed. given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     SECTION 5. Absolute Obligation; Pledge and Grant of Security Interest.

     a) This Debenture is a secured direct debt obligation of the Company, with security subordinate in all respects to the Senior Debt (the security interest granted in connection with the Senior Debt constituting the “First Priority Lien”). The Debenture shall be subordinate to and shall rank junior in all respects, including priority of payment, and security interest, to all of the Company’s Senior Debt and the First Priority Lien.

     b) The Company hereby grants to the Holder, its successors and assigns, a security interest, second in priority to the First Priority Lien, and subject to any Permitted Liens, in all of the Company’s right, title and interest in and to the collateral listed on

Schedule A hereto, in each case whether now owned or existing or hereafter acquired or arising or in which the Company now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral").

     c) The Collateral secures the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all liabilities and obligations of the Company in respect of this Debenture, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, due or to become due, all fees, expenses, indemnities and other amounts payable by the Company under the Debenture (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Company seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding).

     d) The Company agrees that it will use commercially reasonable efforts, at its own cost and expense, to take any and all actions necessary to warrant and defend the right, title and interest of the Holder in and to the Collateral against the claims and demands of all other persons, other than any claims or demands made pursuant to the First Priority Lien or Permitted Liens

     SECTION 6. Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

     SECTION 7. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

     SECTION 8. Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

     SECTION 9. Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates any applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

     SECTION 10. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

     SECTION 11. Force Majeure. In no event shall a Holder have any claim or right against the Company for any failure of performance in accordance with this Debenture due to causes beyond its reasonable control, including, but not limited to: such delays arising directly out of an act of God, fire, flood or other natural catastrophe; laws, orders, rules, regulations, directions or action of governmental authorities having jurisdiction or any civil military authority; or national emergency, riot, act of terrorism or war or labor dispute.

     SECTION 12. Headings. The headings used in this Debenture are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Debenture.

*********************

     IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

NITCHES, INC.

By:
Name: Steven P. Wyandt
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

     The undersigned hereby elects to convert principal under the 12.0% Subordinated Convertible Debenture of Nitches, Inc. (the “Company”), due on December 31, 2009, into shares of common stock, no par value per share (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

     By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Company’s Common Stock does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act, specified under Section 4 of this Debenture.

     The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Debenture to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

Delivery address for physical delivery:

DTC DWAC Account for electronic delivery:

Contact information in case of questions: